Registration No. ____________
                     SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
______________________________________________________________________________
                                 FORM S-8
                          REGISTRATION STATEMENT
                                   UNDER
                          THE SECURITIES ACT OF 1933
______________________________________________________________________________
                               Kids Stuff, Inc.
             (Exact name of registrant as specified in its charter)

       Delaware                   0-29334                    34-1843520
(State or other jurisdiction    (Commission File No.)          (I.R.S.
of incorporation)                                            Employer
                                                        Identification No.)

           4450 Belden Village Street, N.W., Suite 406, Canton, Ohio  44718
         (Address of principal executive offices)                (zip code)
------------------------------------------------------------------------------
    Executive Employment Agreement, dated December 1, 1997, by and between William L. Miller and Duncan Hill, Inc
(Full Titles of the Plan)
______________________________________________________________________________
                              William L. Miller
                 Chairman of the Board and Chief Executive Officer
                                Kids Stuff, Inc.
                  4450 Belden Village Street, N.W., Suite 406
                              Canton, Ohio 44718
                       Telephone number: (330) 492-8090

              (Name, address, including zip code, and telephone number,
                       including area code, of agent for service)
                    ___________________________________________
                                     Copy To:

                               David G. LeGrand, Esq.
                                Dinsmore & Shohl LLP
                               175 South Third Street
                                     10th Floor
                                Columbus, Ohio 43215
                                  (614) 628-6890

Approximate date of proposed commencement of sales hereunder: As soon as practicable after the effective date of this Registration Statement

                          CALCULATION OF REGISTRATION FEE
Title of Securities    Amount to be     Proposed Maximum    Proposed Maximum
to be Registered        Registered  Offering Price Per Share   Offering Price
______________________________________________________________________________
Common Stock,          50,000 shares     $9.90 per Share         $495,000
no par value
Registration fee: $150.00
* Pursuant to Rule 457(h) of Regulation C, the registration filing fee and the aggregate offering price shall be computed with respect to the maximum number of the Registrant's securities issuable under the plans covered by this Registration Statement based on the book value of such securities computed as of the latest practicable date prior to the date of filing of this Registration Statement.
                                  PART I

            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information specified in Part I of Form S-8 is set forth in the Executive Employment Agreement, dated December 1, 1997, by and between William
L. Miller and Duncan Hill, Inc., which owns 80% of the outstanding common shares of Registrant, and in the addendum thereto, dated June 1, 1998, which constitute the Section 10(a) Prospectus to which this Registration Statement relates.

                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     Kids Stuff, Inc. (the "Registrant") hereby states that the documents listed in (a) through (c) below are incorporated by reference in this Registration Statement, and further states that all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

     (a) The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1997.

     (b)  The Form 10-QSB for the quarter ended March 31, 1998.

     (c)          The Form SB-2 filed January 8, 1997 and amended March 14,
1997, April 2, 1997, April 16, 1997,                               June 3,
1997 and June 25, 1997.

Item 4.  Description of Securities.

     The Registrant is offering shares of its Common Stock, par value $0.001. Holders of the Registrant's Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of the Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a dissolution, liquidation or winding-up of the Registrant, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this offering will be, duly authorized, validly issued, fully paid and nonassessable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Registrant's certificate of incorporation contains a provision eliminating the personal monetary liability of directors to the extent allowed under the General Corporation Law of the State of Delaware. Under the provision, a stockholder is able to prosecute an action against a director for monetary damages only if he or she can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the provision, and not "negligence" or "gross negligence" in satisfying his duty of care. This provision applies to claims against a director arising out of his or her role as a director and not, if he or she also is an officer, his or her role as an officer or in any other capacity or to his or her responsibilities under any other law, such as the federal securities laws. The provision does not affect the ability to seek equitable relief against a director of the Registrant. The Registrant's Bylaws provide that the Registrant shall indemnify directors, officers and employees of the Registrant to the fullest extent permitted under Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption From Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

Exhibit No.                          Description

4.1 Executive Employment Agreement, dated December 1, 1997, by and between William L. Miller and Duncan Hill, Inc. and addendum thereto, dated June 1, 1998.

4.2 Certificate of Incorporation of Registrant and the certificate of amendment thereto (incorporated herein by reference to the Exhibits filed with Form 10-KSB, dated April 1, 1998)

4.3 Bylaws of Registrant (incorporated herein by reference to the Exhibits filed with Form 10-KSB, dated April 1, 1998)

5, 23.1      Opinion and consent of Dinsmore & Shohl, counsel, as to the legality of the securities being registered

23.2         Consent of Hausser & Taylor LLP.
___________________________________

Item 9.     Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. Registration
Statement on Form S-8

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Canton, State of Ohio, on this 1st day of June, 1998.

                                  KIDS STUFF, INC.



                                   By: /s/ William L. Miller
                                  William L. Miller, Chairman of the Board
                                  and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                        Date

/s/  William L. Miller
William L. Miller
Chairman of the Board, Chief                      June 1, 1998
Executive Officer and Treasurer
                         (Principal Executive Officer)



/s/  Jeanne E. Miller
Jeanne E. Miller
President and Director                             June 1, 1998




/s/  Clark D. Swisher
Clark D. Swisher
Director                                           June 1, 1998



/s/  Christopher A. Weber
Christopher A. Weber
Controller                                         June 1, 1998






                            INDEX TO EXHIBITS

Exhibit No.                    Description


4.1 Executive Employment Agreement, dated December 1, 1997, by and between William L. Miller and Duncan Hill, Inc. and addendum thereto, dated June 1, 1998.

4.2 Certificate of Incorporation of Registrant and the certificate of amendment thereto (incorporated herein by reference to the Exhibits filed with Form 10-KSB, dated April 1, 1998)

4.3 Bylaws of Registrant (incorporated herein by reference to the Exhibits filed with Form 10-KSB, dated April 1, 1998)

5, 23.1      Opinion and Consent of Dinsmore & Shohl, counsel, as to the legality of the securities being registered

23.2         Consent of Hausser & Taylor LLP.

(513) 977-8315
Charles F. Hertlein, Jr.                                       Exhibit 5, 23.1


June 3, 1998

Kids Stuff, Inc.
4450 Belden Village Street, N.W.
Suite 406
Canton, Ohio 44718

Ladies and Gentlemen:

     This opinion is rendered for use in connection with the Registration Statement on Form S-8, prescribed pursuant to the Securities Act of 1933, to be filed by Kids Stuff, Inc. (the "Company") with the Securities and Exchange Commission on June 3, 1998, under which 50,000 shares of the Company's Common Stock without par value ("Common Stock") are to be registered.

     We hereby consent to the filing of this opinion as Exhibit 5 and 23.1 to the Registration Statement and to the reference to our name in the Registration Statement.

     As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company's Certificate of Incorporation and Bylaws and the record of proceedings of the stockholders and directors of the Company.

     Based upon the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing and in good standing as the corporation under the laws of the State of Delaware.

     2. When the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and 50,000 shares of the Company's Common Stock shall have been transferred to William L. Miller by Duncan Hill, Inc., upon the terms set forth in the Registration Statement, such shares will be, to the best of our knowledge, legally and validly issued and outstanding, fully-paid and nonassessable.

                              Very truly yours,

                              DINSMORE & SHOHL LLP


                              /s/ David G. LeGrand
                              David G. LeGrand